As filed with the Securities and Exchange Commission on April 2, 1998
                                             Registration No. 33-
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                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549
                          ----------------------


                                 FORM S-8
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933
                        --------------------------



                        BAKER HUGHES INCORPORATED
           (Exact name of issuer as specified in its charter)


             DELAWARE                         76-0207995
    (State or other jurisdiction of        (I.R.S. Employer
    incorporation or organization)         Identification No.)


                             3900 Essex Lane
                          Houston, Texas 77027
      (Address, including zip code of Principal Executive Offices)
                      ---------------------------


    Baker Hughes Incorporated 1998 Special Employee Stock Option Plan
           Baker Hughes Incorporated Long Term Incentive Plan
                        (Full title of the plans)
                       ---------------------------


                         Baker Hughes Incorporated
                              3900 Essex Lane
                            Houston, Texas 77027
                   (Name and address of agent for service)


                               (713) 439-8600
        (Telephone number, including area code, of agent for service)
                         ----------------------------

                         CALCULATION OF REGISTRATION FEE
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                                   Proposed    Proposed
       Title of                    Maximum      Maximum      Amount
     Securities      Amount        Offering    Aggregate       of
        to be        to be         Price per    Offering   Registration
     Registered   Registered(1)    Share(2)     Price(2)       Fee
     ----------   -------------    -----------  --------  ------------

     Common Stock,   8,500,000     $40.2187*  $341,858,950  $103,583
     $1.00 par       Shares
     value per share

(1)  Includes 2,500,000 shares pursuant to the Baker Hughes
     Incorporated 1998 Special Employees Stock Option Plan and
     6,000,000 shares pursuant to the Baker Hughes Incorporated
     Long Term Incentive Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h).

 * Pursuant to Rule 429, the Prospectus issued in connection with this Registration Statement also relates to the Registration Statement Nos. 33-39445 and 33-51295 on Form S-8, which registered Common Stock to be issued by the Registrant under the Baker Hughes Incorporated 1991 Employee Stock Bonus Plan and the Baker Hughes Incorporated 1993 Employee Stock Bonus Plan, respectively.

                             Part II

Item 3.	Incorporation of Certain Documents by Reference.
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	The Company hereby incorporates into this Registration Statement, by reference, the following documents which have been filed with the Securities and Exchange Commission (the "Commission"):

(i) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997.

(ii) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997.

(iii) The description of the Common Stock contained in the Company's Registration Statement No. 333-29027 on Form S-4 filed with the Commission on June 12, 1997.

	All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities
-------	-------------------------

	Not applicable.

Item 5.	Interests of Named Experts and Counsel.
-------	---------------------------------------

	Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Lawrence O'Donnell, III, Vice President and General Counsel of the Company, Houston, Texas.
Mr. O'Donnell beneficially owns approximately 31,433 shares of Common Stock and also has options to purchase 83,993 additional shares of Common Stock, of which 40,698 are currently exercisable.

Item 6.	Indemnification of Directors and Officers
------- -----------------------------------------

	The Company's Restated Certificate of Incorporation contains a provision that eliminates the personal liability of a director to the Company and its stockholders for monetary damages for breach of his fiduciary duty as a director to the extent currently allowed under the Delaware General Corporation Law. If a director were to breach such duty in performing his duties as a director, neither the Company nor its stockholders could recover monetary damages from the director, and the only course of action available to the Company's stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in the Company's Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Directors' action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and the Company would have no effective remedy against the directors. Under the Company's Restated Certificate of Incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of the Company's stock under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation further provides that in the event the Delaware General Corporation Law is amended to allow the further elimination or limitation of the liability of directors, then the liability of the Company's directors shall be limited or eliminated to the fullest extent permitted by the amended Delaware General Corporation Law.

	Under Article III of the Company's Bylaws as currently in effect and an indemnification agreement with the Company's officers and directors (the "Indemnification Agreement"), each person who is or was a director or officer of the Company or a subsidiary of the Company, or who serves or served any other enterprise or organization at the request of the Company or a subsidiary of the Company, shall be indemnified by the Company to the full extent permitted by the Delaware General Corporation Law.

	Under such law, to the extent that such person is successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is or was a director or officer of the Company, or serves or served any other enterprise or organization at the request of the Company, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

	Under such law, if unsuccessful in defense of a third-party civil suit or a criminal suit, or if such suit is settled, such a person shall be indemnified against both (i) expenses, including attorneys' fees, and (ii) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

	If unsuccessful in defense of a suit brought by or in the right of the Company, where such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that if such person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his duty to the Company, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

	The Indemnification Agreement provides directors and officers with specific contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of the Company's Bylaws. The Indemnification Agreement provides for indemnification of directors and officers against both stockholder derivative claims and third-party claims. Sections 145(a) and 145(b) of the Delaware General Corporation Law, which grant corporations the power to indemnify directors and officers, specifically authorize lesser indemnification in connection with derivative claims than in connection with third-party claims. The distinction is that Section 145(a), concerning third-party claims, authorizes expenses and judgments and amounts paid in settlement (as is provided in the Indemnification Agreement), but Section 145(b), concerning derivative suits, generally authorizes only indemnification of expenses.
However, Section 145(f) expressly provides that the indemnification and advancement of expenses provided by or granted pursuant to the subsections of Section 145 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement. No Delaware case directly answers the question whether Delaware's public policy would support this aspect of the Indemnification Agreement under the authority of Section 145(f), or would cause its invalidation because it does not conform to the distinctions contained in Sections 145(a) and 145(b).

	Pursuant to the Indemnification Agreement, the Company has agreed to provide, at all times during the two-year period following a "change in control" (as defined in the Indemnification Agreement) of the Company, irrevocable letters of credit in an aggregate amount not less than $25,000,000 for the benefit of the officers and directors of the Company to secure the Company's obligations under the Indemnification Agreement.

	Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Company currently has in effect a directors' and officers' liability insurance policy providing aggregate coverage in the amount of $100,000,000.

Item 7.	Exemption from Registration Claimed
-------	-----------------------------------

	Not applicable.

Item 8.	Exhibits
------- --------

4.1 Rights of Holders of the Company's Long-Term Debt. The Company has no long-term debt instrument with regard to which the securities authorized thereunder equal or exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. The Company agrees to furnish a copy of its long-term debt instruments to the Commission upon request.

5.1 Opinion of Lawrence O'Donnell, III with respect to legality of securities.

23.1 Consent of Deloitte and Touche LLP.

23.2	Consent of Lawrence O'Donnell, III (contained in Exhibit 5.1).

24.1 Powers of Attorney are included on the signature page of this Registration Statement.

Item 9.  Undertakings
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	(a)  The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
     Statement:

	     (i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that the undertakings set forth in paragraphs
     (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration
     Statement.

		(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

		(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its Counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                          POWER OF ATTORNEY

	KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence O'Donnell, III and Max
L. Lukens, and each of them, each of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

                             SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on April 1, 1998.


                             Baker Hughes Incorporated




                       By:  /s/ Max L. Lukens
                           -------------------------------------
                           Max L. Lukens
                           President and Chief Executive Officer

	Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

	Signature                     Title                      Date
	---------                     -----                      ----

                           Chairman of the Board,
                            President and Chief
/s/ Max L. Lukens        Executive Officer (principal
--------------------         executive officer)           April 1, 1998
   (Max L. Lukens)



        Signature               Title                      Date
        ---------               -----                      ----

                      Senior Vice President and Chief
                       Financial Officer (principal
/s/ E. L. Mattson           financial officer)            April 1, 1998
--------------------
   (E. L. Mattson)


                            Vice President and
                            Controller (chief
/s/ James E. Braun          accounting officer)           April 1, 1998
--------------------
   (James E. Braun)


          Signature               Title                     Date
          ---------               -----                     ----
/s/ Lester M. Alberthal, Jr.    Director                  April 1, 1998
-----------------------------
    Lester M. Alberthal, Jr.


/s/ Paul M. Anderson            Director                 April 1, 1998
-----------------------------
    Paul M. Anderson


/s/ Victor G. Beghini           Director                 April 1, 1998
-----------------------------
    Victor G. Beghini


/s/                              Director
----------------------------
    Eunice M. Filter


/s/ Joe B. Foster                Director                 April 1, 1998
----------------------------
    Joe B. Foster


/s/ Richard D. Kinder            Director                 April 1, 1998
----------------------------
    Richard D. Kinder


/s/ John F. Maher                Director                 April 1, 1998
----------------------------
    John F. Maher


/s/ James F. McCall              Director                 April 1, 1998
----------------------------
    James F. McCall


/s/ H. John Riley, Jr.           Director                 April 1, 1998
----------------------------
    H. John Riley, Jr.


/s/ Charles L. Watson            Director                 April 1, 1998
----------------------------
    Charles L. Watson


/s/ Max P. Watson, Jr.           Director                 April 1, 1998
----------------------------
    Max P. Watson, Jr.